Exhibit 99.1

Trevena Announces Initial Topline OLINVYK Data from

~200 Patient Real-World Clinical Outcomes Study

OLINVYK-treated patients had a statistically significant 1.6 day (~27%) reduction in average overall hospital length of stay compared to matched patients treated with other IV opioids, based on initial EMR analysis of ARTEMIS patients at Wake Forest Baptist Health

OLINVYK-treated patients had a 52.2% GI complete responder rate, defined as no vomiting and no antiemetic use throughout the post-operative period, based on initial topline data from the VOLITION (n=203) real world outcomes study

Over 90% of OLINVYK-treated patients in VOLITION reported feeling “alert and calm” from the morning of the first post-operative day and at every observation point thereafter, based on the Richmond Agitation-Sedation Scale

Only 3.9% of OLINVYK-treated patients in VOLITION exhibited symptoms suggestive of delirium at any point in the 48-hour post-operative observation point, based on 3D-CAM assessment

CHESTERBROOK, Pa., March 30, 2023 (GLOBE NEWSWIRE) –Trevena, Inc. (Nasdaq: TRVN), a biopharmaceutical company focused on the development and commercialization of novel medicines for patients with central nervous system (CNS) disorders, today announced initial topline OLINVYK data from two related real-world outcomes studies: VOLITION and ARTEMIS.

The VOLITION study (n=203 patients), a real-world, open-label, multi-site study, assessed the potential impact of OLINVYK on respiratory, gastrointestinal (GI), and cognitive function outcomes in the postoperative setting, and was led by clinical outcomes research experts from the Cleveland Clinic and the Wake Forest Baptist Health Medical Center. Initial GI and cognition data are available, with respiratory outcome data expected mid-2023.

The ARTEMIS study was an electronic medical records (EMR) based assessment focused on clinical and health resource utilization outcomes. The study reviewed OLINVYK-treated patients in the VOLITION study with comparable surgical patients treated with other IV opioids, at the same institutions and during the same general time period. Initial ARTEMIS data from Wake Forest Baptist Health is currently available, representing 96 OLINVYK-treated patients and 457 matched patients treated with other IV opioids.

VOLITION Preliminary Topline Results (n=203)

●	GI Complete Responder Rate (prespecified exploratory endpoint). 52.2% of OLINVYK-treated patients were classified as GI complete responders, defined as no vomiting and no antiemetic use throughout the postoperative period. As reference, in pooled data for the Company’s pivotal Phase 3 studies of OLINVYK, the GI complete response rate was 46.2% (0.35mg) and 39.7% (0.5mg). As reflected in the OLINVYK label, nausea and vomiting were two of the most common adverse events reported in the controlled clinical trials.

●	Wakefulness / Sedation (prespecified exploratory endpoint). Over 90% of OLINVYK-treated patients reported feeling “alert and calm” from the morning of the first post-operative day and at every observation point thereafter, based on the Richmond Agitation-Sedation Scale. Sedation is an established risk of opioids including OLINVYK.

●	Cognition (prespecified exploratory endpoint). Only 3.9% of OLINVYK-treated patients exhibited symptoms suggesting delirium at any point in the 48-hour post-operative period. Symptoms suggestive of delirium were assessed based on the validated 3D-CAM screening tool.

●	Data from Primary, Secondary and Other Exploratory Endpoints. Data is not yet available for other endpoints, including the primary and secondary respiratory endpoints, as well as other prespecified exploratory endpoints. The Company expects to report these data mid-2023.

●	Tolerability. No drug-related serious adverse events (SAEs) and no deaths were reported in the VOLITION study. Data on other adverse events is not yet available, and the Company expects to report these data mid-2023.

ARTEMIS (EMR-Based) Initial Results from Wake Forest Baptist Health

●	Healthcare Utilization Measures. OLINVYK-treated patients had a statistically significant 1.6 day (~27%) reduction in average overall hospital length of stay compared to matched patients treated with other IV opioids (P=0.0001), based on initial EMR analysis of matched patients at the Wake Forest Baptist Health study site. There was no statistically significant difference in the average duration of time in the post-anesthesia care unit (PACU), with 2.4 hours observed for both OLINVYK-treated and matched patients (P=0.8174).

●	Delirium. Twenty (4.4%) matched patients experienced ICD-coded delirium or altered consciousness, compared to one patient (1.0%) with OLINVYK, though this difference was not statistically significant (P=0.27)

Patients receiving any IV opioid who experienced delirium or altered consciousness in this study had an average hospital length of stay 10.5 days longer than patients who did not experience this event. ICD-coding was used for this comparative analysis as 3D-CAM is not generally used in the general patient population.

●	Initial EMR Data Set. ARTEMIS is an electronic medical records (EMR) data analysis, with records available from the Wake Forest Baptist Health study site (n=96 OLINVYK-treated patients; n=457 matched patients on other IV opioids). While an EMR analysis does not provide definitive data of group differences as seen in a prospectively randomized study, we believe EMR data bring a unique perspective to an understanding of how drugs may perform in the real world.

VOLITION and ARTEMIS Study Details

VOLITION is a real-world, open-label, multi-site, post-approval clinical outcomes study in 203 adult patients undergoing major non-cardiac surgery. IV OLINVYK was dosed as the first-line analgesic during post-operative care, with a 1.5mg loading dose of OLINVYK at surgical closure, and 0.35mg to 0.5mg of OLINVYK, as needed, administered with a PCA device, with a 6-minute lockout period. Additional boluses (≤1 mg) of OLINVYK were available if needed as soon as 15 minutes after the initial 1.5 mg loading dose.

The average age of patients in VOLITION was 57.1 years (range 19 to 89), with approximately equal representation of men and women. Approximately 85% of patients underwent an abdominal surgical intervention, such as partial or total colectomy, enterotomy or other open abdominal procedures. A majority of patients had significant morbidity at the time of surgery as reflected by an ASA status, and their respiratory risk was intermediate to high risk, graded using the PRODIGY risk score. The average duration of the surgery was 4.7 hours (range of 1.2 to 12.6 hours).

ARTEMIS is an EMR-based analysis that compared the health outcomes of VOLITION study patients with a matched population of patients, who underwent similar surgical procedures but were treated with other IV opioids, at the same institutions and during the same general time period as VOLITION. Matching was conducted with a greedy matching algorithm, using a propensity scoring method with eight different demographic and clinical characteristics including age, sex, type and duration of surgery, measures of overall surgical and medical morbidity, and type of hospital insurance.

About OLINVYK® (oliceridine) injection

OLINVYK is a new chemical entity approved by the FDA in August 2020. OLINVYK contains oliceridine, an opioid, which is a Schedule II controlled substance with a high potential for abuse similar to other opioids. It is indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. OLINVYK is available in 1 mg/1 mL and 2 mg/2 mL single-dose vials, and a 30 mg/30 mL single-patient-use vial for patient-controlled analgesia (PCA). Approved PCA doses are 0.35 mg and 0.5 mg and doses greater than 3 mg should not be administered. The cumulative daily dose should not exceed 27 mg. Please see Important Safety Information, including the BOXED WARNING, and full prescribing information at www.OLINVYK.com.

IMPORTANT SAFETY INFORMATION

WARNING: ADDICTION, ABUSE, AND MISUSE; LIFE-THREATENING RESPIRATORY DEPRESSION; NEONATAL OPIOID WITHDRAWAL SYNDROME; and RISKS FROM CONCOMITANT USE WITH BENZODIAZEPINES OR OTHER CENTRAL NERVOUS SYSTEM (CNS) DEPRESSANTS

ADDICTION, ABUSE, AND MISUSE – OLINVYK exposes patients and other users to the risks of opioid addiction, abuse, and misuse, which can lead to overdose and death. Assess each patient’s risk before prescribing OLINVYK, and monitor all patients regularly for the development of behaviors or conditions.

LIFE-THREATENING RESPIRATORY DEPRESSION – Serious, life-threatening, or fatal respiratory depression may occur with use of OLINVYK. Monitor for respiratory depression, especially during initiation of OLINVYK or following a dose increase.

NEONATAL OPIOID WITHDRAWAL SYNDROME – Prolonged use of OLINVYK during pregnancy can result in neonatal opioid withdrawal syndrome, which may be life-threatening if not recognized and treated, and requires management according to protocols developed by neonatology experts. If opioid use is required for a prolonged period in a pregnant woman, advise the patient of the risk of neonatal opioid withdrawal syndrome and ensure that appropriate treatment will be available.

RISK FROM CONCOMITANT USE WITH BENZODIAZEPINES OR OTHER CNS DEPRESSANTS – Concomitant use of opioids with benzodiazepines or other CNS depressants, including alcohol, may result in profound sedation, respiratory depression, coma, and death. Reserve concomitant prescribing for use in patients for whom alternative treatment options are inadequate; limit dosages and durations to the minimum required; and follow patients for signs and symptoms of respiratory depression and sedation.

INDICATIONS AND USAGE

OLINVYK is an opioid agonist indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate.

Limitations of Use

Because of the risks of addiction, abuse, and misuse with opioids, even at recommended doses, reserve OLINVYK for use in patients for whom alternative treatment options [e.g., non-opioid analgesics or opioid combination products]:

●	Have not been tolerated, or are not expected to be tolerated

●	Have not provided adequate analgesia, or are not expected to provide adequate analgesia.

The cumulative total daily dose should not exceed 27 mg, as total daily doses greater than 27 mg may increase the risk for QTc interval prolongation.

CONTRAINDICATIONS

OLINVYK is contraindicated in patients with:

●	Significant respiratory depression

●	Acute or severe bronchial asthma in an unmonitored setting or in the absence of resuscitative equipment

●	Known or suspected gastrointestinal obstruction, including paralytic ileus

●	Known hypersensitivity to oliceridine (e.g., anaphylaxis)

WARNINGS AND PRECAUTIONS

●	OLINVYK contains oliceridine, a Schedule II controlled substance, that exposes users to the risks of addiction, abuse, and misuse. Although the risk of addiction in any individual is unknown, it can occur in patients appropriately prescribed OLINVYK. Assess risk, counsel, and monitor all patients receiving opioids.

●	Serious, life-threatening respiratory depression has been reported with the use of opioids, even when used as recommended, especially in patients with chronic pulmonary disease, or in elderly, cachectic and debilitated patients. The risk is greatest during initiation of OLINVYK therapy, following a dose increase, or when used with other drugs that depress respiration. Proper dosing of OLINVYK is essential, especially when converting patients from another opioid product to avoid overdose. Management of respiratory depression may include close observation, supportive measures, and use of opioid antagonists, depending on the patient’s clinical status.

●	Opioids can cause sleep-related breathing disorders including central sleep apnea (CSA) and sleep-related hypoxemia with risk increasing in a dose-dependent fashion. In patients who present with CSA, consider decreasing the dose of opioid using best practices for opioid taper.

●	Prolonged use of opioids during pregnancy can result in withdrawal in the neonate that may be life-threatening. Observe newborns for signs of neonatal opioid withdrawal syndrome and manage accordingly. Advise pregnant women using OLINVYK for a prolonged period of the risk of neonatal opioid withdrawal syndrome and ensure that appropriate treatment will be available.

●	Profound sedation, respiratory depression, coma, and death may result from the concomitant use of OLINVYK with benzodiazepines or other CNS depressants (e.g., non-benzodiazepine sedatives/hypnotics, anxiolytics, tranquilizers, muscle relaxants, general anesthetics, antipsychotics, other opioids, or alcohol). Because of these risks, reserve concomitant prescribing of these drugs for use in patients for whom alternative treatment options are inadequate, prescribe the lowest effective dose, and minimize the duration.

●	OLINVYK was shown to have mild QTc interval prolongation in thorough QT studies where patients were dosed up to 27 mg. Total cumulative daily doses exceeding 27 mg per day were not studied and may increase the risk for QTc interval prolongation. Therefore, the cumulative total daily dose of OLINVYK should not exceed 27 mg.

●	Increased plasma concentrations of OLINVYK may occur in patients with decreased Cytochrome P450 (CYP) 2D6 function or normal metabolizers taking moderate or strong CYP2D6 inhibitors; also in patients taking a moderate or strong CYP3A4 inhibitor, in patients with decreased CYP2D6 function who are also receiving a moderate or strong CYP3A4 inhibitor, or with discontinuation of a CYP3A4 inducer. These patients may require less frequent dosing and should be closely monitored for respiratory depression and sedation at frequent intervals. Concomitant use of OLINVYK with CYP3A4 inducers or discontinuation of a moderate or strong CYP3A4 inhibitor can lower the expected concentration, which may decrease efficacy, and may require supplemental doses.

●	Cases of adrenal insufficiency have been reported with opioid use (usually greater than one month). Presentation and symptoms may be nonspecific and include nausea, vomiting, anorexia, fatigue, weakness, dizziness, and low blood pressure. If confirmed, treat with physiologic replacement doses of corticosteroids and wean patient from the opioid.

●	OLINVYK may cause severe hypotension, including orthostatic hypotension and syncope in ambulatory patients. There is increased risk in patients whose ability to maintain blood pressure has already been compromised by a reduced blood volume or concurrent administration of certain CNS depressant drugs (e.g., phenothiazines or general anesthetics). Monitor these patients for signs of hypotension. In patients with circulatory shock, avoid the use of OLINVYK as it may cause vasodilation that can further reduce cardiac output and blood pressure.

●	Avoid the use of OLINVYK in patients with impaired consciousness or coma. OLINVYK should be used with caution in patients who may be susceptible to the intracranial effects of CO2 retention, such as those with evidence of increased intracranial pressure or brain tumors, as a reduction in respiratory drive and the resultant CO2 retention can further increase intracranial pressure. Monitor such patients for signs of sedation and respiratory depression, particularly when initiating therapy.

●	As with all opioids, OLINVYK may cause spasm of the sphincter of Oddi, and may cause increases in serum amylase. Monitor patients with biliary tract disease, including acute pancreatitis, for worsening symptoms.

●	OLINVYK may increase the frequency of seizures in patients with seizure disorders and may increase the risk of seizures in vulnerable patients. Monitor patients with a history of seizure disorders for worsened seizure control.

●	Do not abruptly discontinue OLINVYK in a patient physically dependent on opioids. Gradually taper the dosage to avoid a withdrawal syndrome and return of pain. Avoid the use of mixed agonist/antagonist (e.g., pentazocine, nalbuphine, and butorphanol) or partial agonist (e.g., buprenorphine) analgesics in patients who are receiving OLINVYK, as they may reduce the analgesic effect and/or precipitate withdrawal symptoms.

●	OLINVYK may impair the mental or physical abilities needed to perform potentially hazardous activities such as driving a car or operating machinery.

●	Although self-administration of opioids by patient-controlled analgesia (PCA) may allow each patient to individually titrate to an acceptable level of analgesia, PCA administration has resulted in adverse outcomes and episodes of respiratory depression. Health care providers and family members monitoring patients receiving PCA analgesia should be instructed in the need for appropriate monitoring for excessive sedation, respiratory depression, or other adverse effects of opioid medications.

ADVERSE REACTIONS

Adverse reactions are described in greater detail in the Prescribing Information.

The most common (incidence ≥10%) adverse reactions in Phase 3 controlled clinical trials were nausea, vomiting, dizziness, headache, constipation, pruritus, and hypoxia.

MEDICAL INFORMATION

For medical inquiries or to report an adverse event, other safety-related information or product complaints for a company product, please contact the Trevena Medical Information Contact Center at 1-844-465-4686 or email MedInfo@Trevena.com.

You are encouraged to report suspected adverse events of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088.

Please see Full Prescribing Information, including Boxed Warning.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative medicines for patients with CNS disorders. The Company has one approved product in the United States, OLINVYK® (oliceridine) injection, indicated in adults for the management of acute pain severe enough to require an intravenous opioid analgesic and for whom alternative treatments are inadequate. The Company’s novel pipeline is based on Nobel Prize winning research and includes three differentiated investigational drug candidates: TRV045 for diabetic neuropathic pain and epilepsy, TRV250 for the acute treatment of migraine and TRV734 for maintenance treatment of opioid use disorder.

For more information, please visit www.Trevena.com

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development and trials of its therapeutic candidates, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the status, timing, costs, results and interpretation of the Company’s clinical trials or any future trials of any of the Company’s investigational drug candidates; the uncertainties inherent in conducting clinical trials; expectations for regulatory interactions, submissions and approvals, including the Company’s assessment of discussions with FDA; available funding; uncertainties related to the Company’s intellectual property; uncertainties related to the ongoing COVID-19 pandemic, other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates and approved product; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

For more information, please contact:

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors, LLC

daniel@lifesciadvisors.com

(617) 430-7576

Company Contact:

Bob Yoder

SVP and Chief Business Officer

Trevena, Inc.

(610) 354-8840